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                                                                     EXHIBIT 3.3

                            ARTICLES OF ORGANIZATION
                                       OF
                                 AOA HOLDING LLC


         The undersigned organizer, being a natural person 18 years of age or older, in order to form a limited liability company under Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of Organization:

                                    ARTICLE I
                                      Name

                  The name of this Company is AOA Holding LLC.


                                   ARTICLE II
                     Registered Office and Registered Agent

         The registered office of the Company is located at 90 South 7th Street, Suite 5500, Minneapolis, MN 55402.

                                   ARTICLE III
                               Period of Existence

Unless the Company is dissolved earlier in accordance with law, the period of existence of the Company shall be 33 years from the date of filing of these Articles of Organization.

                                   ARTICLE IV
                                    Organizer

         The name and address of the organizer of this Company is as follows:

                  NAME                                ADDRESS
                  ----                                -------

                  Robert T. York                      90 South 7th Street
                                                      Suite 5500
                                                      Minneapolis, MN  55402

                                    ARTICLE V
                          Consent to avoid Dissolution

         Unless dissolved earlier according to law, this Company shall exist for a period of thirty years from and after the date these Articles of Organization are filed with the Minnesota Secretary of State.

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                                   ARTICLE VI
                         Business Continuation Agreement

         Upon the occurrence of any event under Section 322B.80, subdivision 1, clause (5) of the Minnesota Statutes that terminates the continued membership of a member in the Company and leaves the Company with at least two remaining members, the remaining members shall have the power to avoid dissolution by giving dissolution avoidance consent.

                                   ARTICLE VII
                          Preemptive Rights Prohibition

         The members of the Company shall have the power to enter into a business continuation agreement.

                                  ARTICLE VIII
                          Cumulative Voting Prohibition

         Any action required or permitted to be taken at a meeting of the Board of Governors of this Company not needing approval by the members may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present.

                                   ARTICLE IX
                      Limitation of Liability of Governors

         No governor of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law
(i) for any breach of the governor's duty of loyalty to the Company or its members, (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 322B.56 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the governor derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the Company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.

                                    ARTICLE X
                            Action by Written Consent

         Any action required or permitted to be taken at a meeting of the Board of Governors, which does not require the approval of the members, may be taken by written action signed by the number of governors that would be required to take the same action at a meeting at which all governors were present. However, if the action is one which must be approved by the members, such action may be taken by written action signed by all of the governors then in office.

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         Any action required or permitted to be taken at a meeting of the members may be taken by written action signed by the members who possess the voting power that would be required to take the same action at a meeting of the members at which all members were present.

         IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of May, 1999.


                                                         ORGANIZER:



                                                         /s/ Robert T. York
                                                         Robert T. York

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